UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☒
Filed by a Party other than the Registrant  ☐
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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-2
On Deck Capital, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

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Information Regarding Voting
In connection with the 2020 Annual Meeting of Stockholders of On Deck Capital, Inc. (the “Company”), to be held at 8:00 a.m. Mountain time on May 7, 2020, in a virtual only format, Innisfree M&A Incorporated will assist the Company with the solicitation of proxies and will provide informational support and analysis for a fee not to exceed $50,000 and reimbursement of its reasonable expenses in connection with the solicitation of proxies.

If you have any questions about how to vote your shares or need additional assistance, please contact, Innisfree M&A Incorporated, the Company’s proxy solicitor, as follows:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Telephone: (212) 750-5833
Email: info@innisfreema.com

Additional Information
In connection with the solicitation of proxies for the Company’s 2020 Annual Meeting of Stockholders, the Company has filed with the SEC a definitive proxy statement and an accompanying proxy card. SHAREHOLDERS OF THE COMPANY ARE STRONGLY URGED TO READ THE DEFINITIVE PROXY STATEMENT (AND ANY AMENDMENTS AND SUPPLEMENTS THERETO), AND ACCOMPANYING PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Shareholders may obtain the proxy statement, any amendments or supplements to the proxy statement and other documents as and when filed by the Company with the SEC without charge from the SEC’s website at www.sec.gov or the Company’s Investor Relations website at investors.ondeck.com.

Participants in the Solicitation
The Company, its directors and its executive officers may be deemed to be participants in the solicitation of proxies of the Company’s shareholders in connection with the matters to be considered at its 2020 Annual Meeting of Stockholders. Information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the proxy statement and other materials filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

OnDeck, the OnDeck logo, OnDeck Score, ODX and OnDeck Marketplace are trademarks of On Deck Capital, Inc. or its subsidiaries.